LIMITED LIABILITY COMPANY OPERATING AGREEMENT

of

CF FUND II, LLC
A Pennsylvania limited liability company

This Limited Liability Company Operating Agreement (the “Agreement”) of CF FUND II, LLC, a Pennsylvania limited liability company (the “LLC”), is among each of the initial Members of the LLC listed on the attached Exhibit A (the “Initial Members”), and each of the additional Persons who become Members in accordance with the provisions of this Agreement.

RECITALS

The LLC is a limited liability company formed under the Pennsylvania Limited Liability Company Law of 1994, 15 PA. C.S. §8901 et. seq. The parties to this Agreement are the Initial Members and those additional Persons who are subsequently admitted as Members in accordance with the provisions of this Agreement. The parties intend by this Agreement to define their rights and obligations with respect to the LLC’s governance and financial affairs and to adopt regulations and procedures for the conduct of the LLC’s activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is expressed or intended, all capitalized terms used herein have the meanings specified in this Article 1.

1.2 Defined Terms.

(a) “Act” means the Pennsylvania Limited Liability Company Law of 1994, 15 PA. C.S. §8901 et. Seq.

(b) “Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Affiliate, (2) a Person who owns or controls at least ten percent (10%) of the outstanding voting interests of the Affiliate, (3) a Person who is an officer, director, manager or general partner of the Affiliate, or (4) a Person who is an officer, director, manager, general partner, trustee or owner of at least ten percent (10%) of the outstanding voting interests of an Affiliate described in clauses (1) through (3) of this sentence.

(c) “Agreement” means this Agreement, including any subsequent amendments thereto.

1

(d) “Articles” means the Articles of Organization filed with the Secretary of State to organize the LLC as a limited liability company, including any subsequent amendments thereto.

(e) “Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

(f) “Capital Account” of a Member means the capital account maintained for the Member in accordance with Article 4 hereof.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Contribution” means anything of value that a Member contributes to the LLC as a prerequisite for, or in connection with, membership including (without limitation) any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(i) “Dissociation” means a complete termination of a Member’s membership in the LLC due to an event described in Article 3 hereof.

(j) “Distribution” means the LLC’s direct or indirect transfer of money or other property to a Member with respect to a Unit.

(k) “Effective Date” means the date on which the LLC’s existence as a limited liability company begins, as prescribed by the Act.

(l) “Entity” means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(m) “Family,” with respect to a Member, means any individual(s) who are related to the Member by blood, marriage or adoption. For the purposes of this definition, an individual is related to the Member by marriage if the person is related by blood or adoption to the Member’s current spouse.

(n) “Manager” means a Person who is vested with authority to manage the LLC in accordance with Article 5 hereof.

(o) “Member” means any Initial Member or any Person who is admitted as an additional or a substitute Member after the Effective Date, in accordance with Article 3 hereof.

2

(p) “Permitted Transferee,” with respect to a Member, means another Member, a member of the Member’s Family, or a trust for the benefit of the Member or a member of the Member’s Family.

(q) “Person” means a natural person or an Entity.

(r) “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Taxable Year, the LLC’s income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the LLC’s method of accounting and consistently applied.

(s) “Regulations” means proposed, temporary or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended from time to time.

(t) “Taxable Year” means the LLC’s taxable year as determined in Article 6 hereof.

(u) “Transfer,” as a noun, means a transaction or event by which ownership of any Unit is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. “Transfer,” as a verb, means to affect a Transfer.

(v) “Transferee” means a Person who acquires any Unit by Transfer from a Member or another Transferee not admitted as a Member in accordance with Article 3 hereof.

(w) “Unit” means a Member’s percentage interest in the LLC, which consists of the member’s right to share in profits, receive Distributions, participate in the LLC’s governance and approve the LLC’s acts under Article 5.7 hereof, participate in the designation and removal of the Manager and receive information pertaining to the LLC’s affairs. Units do not represent any fixed or absolute percentage interest representing ownership in the LLC, but instead Units represent an interest in the LLC and the amount of any Member’s actual percentage interest representing ownership in the LLC shall generally be determined by the number of Units that such Member owns divided by the total number of Units outstanding (it being understood that such total number of Units outstanding may fluctuate and change from time to time). The Units of the initial Member(s) are set forth herein. Changes in Units after the Effective Date, including, but not limited to, those changes necessitated by the admission and Dissociation of Members, will be reflected in the LLC’s records. The allocation of Units as reflected in the LLC’s records from time to time is presumed to be correct for purposes of this Agreement and the Act.

ARTICLE 2: THE LLC

2.1 Status. The LLC is a limited liability company organized in the State of Pennsylvania under the Act.

2.2              Name. The name of the LLC is CF FUND II, LLC.

3

2.3 Term. The LLC’s existence as a limited liability company will commence on the Effective Date and continue until dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein.

2.4 Purpose. The purpose of the LLC is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

2.5 Principal Place of Business. The LLC’s principal place of business is located at: 3440 Lehigh St. Box 163, Allentown, PA 18103.

2.6 Registered Agent and Registered Office. The LLC’s registered office in the State of Pennsylvania is located at: 3440 Lehigh St. Box 163, Allentown, PA 18103, and its registered agent at that location is Conquest Funding, Inc., a Pennsylvania corporation. The LLC may change its registered agent or registered office at any time.

ARTICLE 3: MEMBERSHIP

3.1 Identification.

(a) Members. The Initial Members are listed on the attached Exhibit A.

(b) Additional and Substitute Members. The LLC may admit additional or substitute Members upon an affirmative vote of a majority of the outstanding Units. The Manager will not permit any Person to become a Member until such Person has agreed to be bound by all the provisions of this Agreement as of the date of the proposed admission.

(c) Rights of Additional or Substitute Members. A Person admitted as an additional or substitute Member has all the rights and powers, and is subject to all the restrictions and obligations of a Member under this Agreement and the Act.

3.2 Restrictions on Transfer.

(a) Restrictions on Transfer. A Member may Transfer his, her or its Units only in compliance with this Article 3. Restrictions have been placed upon the ability of all Members to resell or otherwise dispose of any Units obtained or acquired hereunder including, without limitation, the following:

(1) Any Units offered for sale by a Member will be offered first to all Members (on a pro rata basis, based on the number of Units held by such Member) at the then fair market value of the selling Member’s Units. Any remaining Units not purchased by any Members within thirty (30) calendar days of being offered to the Members may then be offered for sale to any third party if such offer(s) and sale(s) comply with the remainder of this Section 3.2(a) in its entirety.

4

(2) No Member may resell or otherwise transfer any Units without the satisfaction of certain conditions designed to comply with applicable tax and securities laws, including (without limitation) the requirement that certain legal opinions be provided to the Members and the Manager with respect to such matters at the expense of the Member requesting such transfer. The transferee must meet any investor qualifications as is set forth by the Manager. Furthermore, if the Pennsylvania Commissioner imposes a transfer restriction on the Units, then Units may not be sold or transferred without the prior written consent of such Commissioner except as permitted in the Commissioner’s Rules.

(3) The Units have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions provided for therein. Units may not be sold or otherwise transferred without registration under the Securities Act or pursuant to an exemption therefrom. In addition, no sales or transfers may be made to in violation or contravention of the Securities Act or any other applicable federal or state securities laws, rules or regulations.

(4) A legend will be placed upon all instruments evidencing ownership of Units in the LLC stating that the Units have not been registered under the Securities Act, and setting forth the foregoing limitations on resale. Notations regarding these limitations shall be made in the appropriate records of the LLC with respect to all Units offered hereby. The foregoing steps will also be taken in connection with the issuance of any new instruments for any Units that are presented for transfer, to the extent the Manager deems appropriate.

(5) The LLC will charge a reasonable transfer fee (to reimburse the LLC for administrative costs associated with transfers) per transfer of ownership. If a Member transfers Units to more than one person, except Transferees who will hold title together, the transfer to each person will be considered a separate transfer.

(b) Null and Void. An attempted Transfer of all or a portion of any Units that is not in compliance with this Article 3 in its entirety will be null and void. A Transferee may not become a substitute Member without the express written consent of Members holding more than fifty percent (50.0%) of the total Units outstanding. Such consent may be withheld for any reason (or no reason). In the event that such consent is granted, the Transfer and the transferee must comply with all the provisions of this Agreement and all applicable law. No Units may be transferred if, in the sole and absolute discretion of the Manager, such a Transfer would jeopardize the availability of exemptions from registration under federal securities laws, the tax status of the LLC or cause termination of the LLC for federal income tax purposes.

(c) Permitted Transfers. A Member may at any time Transfer one or more Units to a Permitted Transferee if, as of the date the Transfer takes effect, the LLC is reasonably satisfied that all of the following conditions are met:

(1)   the Transferee is a person with the same investor and Member qualifications as the original Member;

5

(2)   the Transfer, alone or in combination with other Transfers, will not result in the LLC’s termination for federal income tax purposes or a change in the tax status of the LLC;

(3)   the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws and regulations;

(4)   the LLC receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and

(5)   the LLC receives payment from the Transferee of a reasonable transfer fee for each Transferee. Where Transferees hold title together, as joint tenants, tenants in common, partners or otherwise, a Transfer to them shall only incur one transfer fee.

(d) Transferor’s Membership Status. If a Member Transfers less than all of his, her, or its Units, the Member’s rights with respect to the transferred portion of the Unit, including the right to vote or otherwise participate in the LLC’s governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including (without limitation) any costs or damages resulting from the Member’s breach of this Agreement. If the Member Transfers all of his, her or its Units, the Transfer will constitute an event of Dissociation.

(e) Transferee’s Status.

(1) Admission as a Member. A Member who Transfers one or more Units has no power to confer on the Transferee the status of a Member. A Transferee may be admitted as a Member only in accordance with the provisions of this Article 3. A Transferee who wishes to become a Member must make an application in writing to the LLC and provide evidence, as requested by the LLC, of compliance with all conditions to admission, as set forth above. Prior to admission, each proposed member must execute and deliver a counterpart of this Agreement, as amended to date, or a separate written agreement to be bound hereby.

(2) Rights of Non-Member Transferee. A Transferee who is not admitted as a Member in accordance with the provisions of this Article 3 (i) has no right to vote or otherwise participate in the LLC’s governance, (ii) is not entitled to receive information concerning the LLC’s affairs or inspect the LLC’s books and records, (iii) with respect to the transferred Units, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred, and (iv) is subject to the restrictions imposed by this Article 3 to the same extent as a Member. Any provision of the Agreement permitting or requiring the Members to take action by vote or written approval of a specified percentage of the Units shall be deemed to mean only Units then owned by Members.

6

3.3 Expulsion of a Member. At any time there are more than two (2) Members, the LLC may expel a Member for cause. Cause for expulsion exists if the Member has materially breached or is unable to perform the Member’s material obligations under this Agreement. A Member’s expulsion from the LLC will be effective upon the Member’s receipt of written notice of the expulsion.

3.4 No Withdrawals. Except as expressly provided herein, no Member or Transferee may withdraw his, her or its Contribution to the LLC at any time nor may any Member compel the LLC to effectuate any redemption of his, her or its Units.

3.5 Dissociation. “Dissociation” from the LLC occurs upon a Member’s expulsion, transfer or redemption of all of the Member’s Units, withdrawal or resignation (an “Event of Dissociation”). Upon the occurrence of an Event of Dissociation: (a) the Member’s right to participate in the LLC’s governance, receive information concerning the LLC’s affairs and inspect the LLC’s books and records will terminate and (b) unless the Dissociation resulted from the Transfer of the Member’s Units, the Member will be entitled to receive the Distributions to which the Member would have been entitled as of the effective date of the Dissociation had the Dissociation not occurred. The Member will remain liable for any obligation to the LLC that existed prior to the effective date of the Dissociation, including any costs or damages from the Member’s breach of this Agreement. The Member will have no automatic right to any return of his, her or its capital (or redemption of his, her or its Units) prior to the termination of the LLC unless the LLC affirmatively elects (in its sole and absolute discretion) to return capital to a Member. The effect of such Dissociation on the remaining Members who do not sell or dissociate will be to increase their percentage share of the remaining assets of the LLC, and thus their proportionate share of its future earnings, losses and distributions. The reduction in the outstanding Units will also increase the relative voting power of remaining Members.

3.6 Verification of Units. Within thirty (30) days after receipt of a Member’s written request, the LLC will provide such Member with a statement evidencing his, her or its ownership of Units in the LLC. This verification will serve the sole purpose of verifying the Member’s interest in the LLC and shall not constitute a certificated security, negotiable instrument or other vehicle by which to effectuate a transfer of Units.

3.7 Manner of Action by Members.

(a) Meetings.

(1) Right to Call. The Manager, or any combination of Members holding in the aggregate more than twenty-five percent (25%) of the total outstanding Units, may call a meeting of Members by giving written notice to all Members not less than thirty (30), or more than sixty (60) days prior to the date of the meeting. The notice must specify the date, time and place of the meeting and the nature of any business to be transacted. A Member may waive notice of a meeting of Members orally, in writing, or by attendance at the meeting.

(2) Time and Place. Unless otherwise specified in the notice of meeting, all meetings shall be held at 2:00 p.m. on a regular business day of the LLC, at the LLC’s principal place of business. No meeting may be held on a Sunday or legal holiday; at a time that is before 7:30 a.m. or after 9:00 p.m.; or at a place more than sixty (60) miles from the LLC’s principal place of business.

7

(3) Proxy Voting. A Member may act at a meeting of Members through a Person authorized by signed proxy.

(4) Quorum. Members whose aggregate holdings exceed a majority of the outstanding Units will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum.

(5) Required Vote. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose aggregate holdings exceed fifty percent (50%) of the outstanding Units will constitute the act of the Members at a meeting of Members.

(b) Written Consent. The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate holdings of the Units equal or exceed the minimum that would be necessary to take the action at a meeting at which all Members were present.

3.8 Limitation on Individual Authority. A Member who is not also the Manager has no authority to bind the LLC. A Member whose unauthorized act obligates the LLC to a third party will indemnify the LLC for any costs or damages the LLC incurs as a result of the unauthorized act.

3.9  Negation of Fiduciary Duties. A Member who is not also the Manager owes no fiduciary duties to the LLC or to the other Members solely by reason of being a Member.

3.10  Resignation of a Member. A Member may resign from the LLC at any time by giving written notice to the LLC at least sixty (60) days prior to the effective date of resignation.

ARTICLE 4: FINANCE

4.1 Contributions; Issuance of Units.

(a) Members. Each Initial Member will contribute capital, assets or other property to the LLC, as separately agreed upon with the Manager, in consideration of the Units set forth next to each Member’s name on Exhibit A attached to this Agreement.

(b) Additional Members. No additional Members shall be admitted except with the express written consent of the Manager and also the Members holding a majority of the LLC’s outstanding Units.

(c) Contributions Not Interest Bearing. A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the LLC.

8

4.2 Allocation of Profit and Loss. After giving effect to special allocations, if any, the LLC’s Profit or Loss for a Taxable Year, including the Taxable Year in which the LLC is dissolved, will be allocated among the Members in proportion to their Units (as a percentage of all outstanding Units) during the applicable tax reporting period.

4.3              Tax Allocations. For federal income tax purposes, unless the Code otherwise requires, each item of the LLC’s income, gain, loss or deduction will be allocated to the Members in proportion to their allocations of the LLC’s Profit or Loss.

4.4 Capital Accounts.

(a)                General Maintenance. The LLC will establish and maintain a Capital Account for each Member. A Member’s Capital Account balance (“Capital Account Balance”) will be:

(1)	increased by: (i) the amount of any money the Member contributes to the LLC’s capital, and (ii) the Member’s share of the LLC’s Profits and any separately stated items of income or gain; and

(2)	decreased by: (i) the amount of any money the LLC distributes to the Member, and (ii) the Member’s share of the LLC’s Losses and any separately stated items of deduction or loss.

(b)               Adjustments for Acquisitions and Redemptions. The LLC shall adjust a Member’s capital account to reflect profit or loss the LLC would have realized had the LLC liquidated its assets at fair market value on the date of the acquisition or redemption.

(c)                Transfer of Capital Account. A Transferee of Units succeeds to the portion of the transferor’s Capital Account that corresponds to the portion of the Unit that is the subject of the Transfer.

(d)               Compliance with Code. The requirements of this Article 4 are intended and will be construed to ensure that the allocations of the LLC’s income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

4.5. Distributions. Distributions will be made in the sole discretion of the Manager (to the extent that the Manager elects to make a distribution) to Members on a pro-rata basis (based on the proportionate number of Units held by each Member) within ninety (90) calendar days from the date that the Manager declares any distribution.

9

ARTICLE 5: MANAGEMENT

5.1 Representative Management. The LLC will be managed by one Manager. By execution of this Agreement, and without prejudice to the right of the Members to remove the Manager as set forth in this Article 5, the Initial Members and each Person hereafter admitted as a Member, other than Transferees, shall be deemed to have elected such Manager. The initial Manager shall be Conquest Funding, Inc., a Pennsylvania corporation, an individual, whose address is 3440 Lehigh St. Box 163, Allentown, PA 18103.

5.2 Time Devoted to Business. The Manager will devote to the LLC’s activities the amount of time reasonably necessary to discharge the Manager’s responsibilities.

5.3 Powers and Authority.

(a) General Scope. Except for matters on which the Members’ approval is required by the Act or this Agreement, the Manager has full power, authority and discretion to manage and direct the LLC’s business, affairs and properties, including the specific powers referred to in paragraph (b), below, but subject to the limitations of Section 5.7 below.

(b) Specific Powers.

(1)   The Manager is authorized on the LLC’s behalf to make all decisions as to (i) the development, sale, lease or other disposition of the LLC’s assets; (ii) the purchase or other acquisition of other assets of all kinds; (iii) the management of all or any part of the LLC’s assets and business; (iv) the borrowing of money and the granting of security interests in the LLC’s assets (including, but not limited to, loans from Members); (v) the prepayment, refinancing or extension of any mortgage affecting the LLC’s assets; (vi) the compromise or release of any of the LLC’s claims or debts; (vii) the employment of Persons for the operation and management of the LLC’s business; (viii) all elections available to the LLC under any federal or state tax law or regulation; and/or (ix) the development, commercialization, sales, marketing and exploitation of the assets, technology and property of the LLC.

(2)   The Manager on the LLC’s behalf may execute and deliver (i) any and all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the LLC’s assets; (ii) any and all checks, drafts and other orders for the payment of the LLC’s funds; (iii) any and all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) any and all articles, certificates and reports pertaining to the LLC’s organization, qualification and dissolution; (v) any and all tax returns and reports; and/or (vi) any all other instruments of any kind or character relating to the LLC’s affairs.

5.4 Duties of Manager.

(a) Fiduciary Duty. The Manager shall have the fiduciary responsibility for the safekeeping and use of all funds and assets of the LLC, whether or not in the Manager’s possession or control. Except as expressly permitted herein, or by subsequent approval of the Members, the Manager shall not employ, or permit another to employ LLC funds or assets in any manner except for the exclusive benefit of the LLC.

10

(b) Standard of Care.

(1) Exculpation. The Manager will not be liable to the LLC or any Member for an act or omission done in good faith to promote the LLC’s business interests, unless the act or omission constitutes gross negligence or willful misconduct.

(2) Justifiable Reliance. The Manager may rely on the LLC’s records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person’s expertise or competence.

(c) Reimbursement of Business Expenses. The LLC shall pay its own general administrative and operating expenses. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the LLC, including without limiting the generality of the foregoing, accounting and legal fees related to the LLC’s business, employment costs and other ordinary and reasonable business expenses.

5.5 Indemnification of Manager. Except as limited by applicable law, the LLC shall indemnify the Manager for any and all expenses, losses, liabilities and damages the Manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the LLC’s activities, except an action with respect to which the Manager is finally adjudged to be liable for breach of a fiduciary duty owed to the LLC or the Members under the Act or this Agreement. The LLC shall advance the costs and expenses of defending actions against the Manager arising out of or relating to the management of the LLC, provided that the LLC first receives the written undertaking of the Manager to reimburse the LLC if ultimately the Manager is finally judicially determined not to be entitled to indemnification hereunder.

5.6 Tenure.

(a) Term. The Manager will serve until the earlier of (1) the Manager’s resignation; (2) the Manager’s removal; (3) as to a Manager who is a natural person, the Manager’s death or adjudication of incompetency; and (4) as to a Manager that is an Entity, the Manager’s dissolution. In any such event, Members representing a majority of the Units outstanding shall promptly elect a successor as Manager; provided, however if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager without Member approval.

(b) Resignation. The Manager at any time may resign for any reason (or no reason) by written notice delivered to the Members at least thirty (30) days prior to the effective date of the resignation.

(c) Removal. The Members may remove the Manager, upon the written approval of a majority of the outstanding Units, but only if (i) the Manager commits an act of gross negligence or willful misconduct which materially adversely damages the LLC, or (ii) the Manager enters Bankruptcy, and such proceeding is not dismissed within ninety (90) days of its initial filing. Prior to such removal being effective, the Members must provide the Manager with thirty (30) days’ written notice of their intention to remove the Manager pursuant to the foregoing. The notice to the Manager shall contain a detailed description of the acts and omissions of the Manager that constitute the basis for the proposed removal of the Manager.

11

5.7 Limitations on Authority.

5.7.1 Members’ Approval. Notwithstanding anything to the contrary in this Agreement or the Act, without the approval of the Members who collectively own the majority of the outstanding Units, the Manager may not do or bind the LLC to do any of the following:

(a)                Sell or otherwise dispose of all or substantially all of the LLC’s business and/or assets, whether as part of a single transaction or plan or in multiple transactions, except in the orderly liquidation and winding up of the LLC’s business upon its duly authorized dissolution;

(b)               Merge or combine the LLC with another entity; or

(c)                Confess any judgment against the LLC.

12

5.7.2 Members’ Unanimous Approval. Notwithstanding anything to the contrary in this Agreement or the Act, without the Members’ unanimous approval, the Manager may not do or bind the LLC to do any of the following:

(a)                Undertake any act that would cause a Member to incur personal liability for the LLC’s obligations; or

(b)               Undertake any other act that by this Agreement requires the Members’ unanimous approval.

5.8 Compensation. The Manager and its Affiliates shall not be entitled to compensation for services rendered to the LLC, except that Mission Oaks Investment Company (an Affiliate of the Manager) shall receive a servicing fee of $400.00 per month payable from the LLC for its servicing/management work. The Manager shall also be permitted to obtain reimbursement from the LLC for all customary and reasonable expenses incurred in connection with the duties and obligations of the Manager hereunder.

ARTICLE 6: RECORDS AND ACCOUNTING

6.1 Maintenance of Records.

(a) Required Records. The LLC will maintain such books, records and other materials as are reasonably necessary to document and account for its activities, including (without limitation) those required to be maintained by the Act.

(b) Member Access. A Member and the Member’s authorized representative will have reasonable access to, and may inspect and copy, all books, records and other materials pertaining to the LLC or its activities. The exercise of such rights will be at the requesting Member’s expense. Notwithstanding the foregoing, the inspection must occur at the LLC’s principal place of business and may only be conducted following ten (10) business days’ prior written notice to the LLC.

(c) Confidentiality. No Member or Manager will disclose any information relating to the LLC or its activities to any unauthorized person or use any such information for his or her or any other Person’s personal gain.

6.2 Financial Accounting.

(a) Accounting Method. The LLC will account for its financial transactions using the accrual method of accounting. The Manager may change this method of accounting following reasonable prior written notice thereof to the Members.

(b) Taxable Year. The LLC’s Taxable Year is the LLC’s annual accounting period, as determined by the Manager in compliance with Sections 441, 444 and 706 of the Code.

13

6.3 Reports.

(a) Members. As soon as reasonably practicable after the close of each Taxable Year, the LLC will prepare and send to the Members such reports and information as are reasonably necessary to (1) inform the Members of the results of the LLC’s operations for the Taxable Year, and (2) enable the Members to completely and accurately reflect their distributive Units of the LLC’s income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

(b) Periodic Reports. The LLC will complete and file any periodic reports required by the Act or the applicable law of any other jurisdiction in which the LLC is qualified to do business.

6.4 Tax Compliance.

(a) Withholding. If the LLC is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

(1) the amount withheld will be considered a Distribution to the Member; and

(2) if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the LLC will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

(b) Tax Matters Partner. The Manager, or a Person designated by the Manager, shall act as the “Tax Matters Partner” pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner will inform the Members of all administrative and judicial proceedings pertaining to the determination of the LLC’s tax items and will provide the Members with copies of all notices received from the U.S. Internal Revenue Service regarding the commencement of an LLC-level audit or a proposed adjustment of any of the LLC’s tax items. The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item. The LLC will reimburse the Tax Matters Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner’s authority.

14

ARTICLE 7: DISSOLUTION

7.1 Events of Dissolution. The LLC will dissolve upon the first of the following to occur: (a) the sale or other disposition of all or substantially all the assets of the LLC; (b) any event that makes the LLC ineligible to conduct its activities as a limited liability company under the Act; or (c) otherwise by operation of applicable law.

7.2 Effect of Dissolution.

(a) Appointment of Liquidator. Upon the LLC’s dissolution, the Manager (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the LLC in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the Manager shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the LLC, and shall use its best efforts to liquidate the LLC’s existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Manager is unwilling or unable to serve as liquidator, or has resigned or been removed, the Members shall elect another person, who may be a Member, to serve as liquidator.

(b) Distributions Upon Dissolution. All funds received by the LLC shall be applied to satisfy or provide for LLC debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis as is consistent with the provisions of this Agreement..

(c) Time for Liquidation. The LLC will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the LLC are illiquid, and will take time to sell. The liquidator shall liquidate the LLC’s assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties by auction to the highest bidder in a reasonably promoted auction (or other commercially reasonable suitable means, if necessary).

(d) Final Accounting. The liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the LLC is finally and completely liquidated.

(e) Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the LLC’s debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the LLC’s assets. Any gain or loss recognized on the sale of assets will be allocated to the Members’ Capital Accounts in accordance with the provisions of Article 4 above. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members’ Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

(f) Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the LLC’s debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the LLC, the LLC’s creditors or any other Member with respect to the negative balance.

(g) Required Filings. The liquidator will file with the appropriate Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the LLC’s existence.

15

ARTICLE 8: GENERAL PROVISIONS

8.1 Amendments. Except as otherwise provided herein, the Manager or any Member may propose, for consideration and action, an amendment to this Agreement or to the Articles. Except as otherwise stated herein, a proposed amendment will become effective at such time as it is approved by the Members holding a majority of the outstanding Units. Notwithstanding the foregoing, the Manager on behalf of the LLC will execute and file any amendment to the Articles required by the Act. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specific areas necessary to eliminate such inconsistencies.

8.2 Power of Attorney. Each Member appoints the Manager, with full power of substitution, as the Member’s attorney-in-fact, to act in the Member’s name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the LLC as a limited liability company in the states and foreign countries where the LLC conducts its activities, (b) all instruments that effect or confirm changes or modifications of the LLC or its status, including, without limitation, amendments to the Articles, and (c) all instruments of transfer necessary to effect the LLC’s dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest and shall survive the death of the Member.

16

8.3 Binding Arbitration. ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY THEREOF, INCLUDING (WITHOUT LIMITATION) THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, OR ANY OTHER DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF ANY INTERACTION BETWEEN THE LLC AND A MEMBER, SHALL BE BROUGHT WITHIN ONE YEAR OF ITS ACCRUAL AND BE DETERMINED BY ARBITRATION IN THE COUNTY OF ORANGE, STATE OF PENNSYLVANIA, BEFORE ONE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES (IF THE AMOUNT IN CONTROVERSY EXCEEDS $250,000) OR ITS STREAMLINED ARBITRATION RULES AND PROCEDURES (IF THE AMOUNT IN CONTROVERSY IS LESS THAN OR EQUAL TO $250,000). IF THE ARBITRATION IS A CLASS ARBITRATION, THE AGGREGATE AMOUNT, OF THE PURPORTED CLAIMS OF ALL PUTATIVE CLASS MEMBERS, SHALL BE USED TO DETERMINE WHICH RULES APPLY. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THIS CLAUSE SHALL NOT PRECLUDE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION. THE PREVAILING PARTY IN ANY DISPUTE, CLAIM OR CONTROVERSY HEREUNDER SHALL BE ENTITLED TO RECOVER ITS COSTS OF ARBITRATION AND REASONABLE ATTORNEYS’ FEES THEREOF.

8.4 Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, certified first class mail, facsimile, email or private courier. The notice must be prepaid and addressed as set forth in the LLC’s records. The notice will be effective on the date of confirmed receipt or, in the case of notice sent by certified first class mail, the fifth (5th) calendar day after mailing.

8.5 Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent that the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the LLC’s governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

8.6 Provisions Applicable to Transferees. As the context requires, but subject to the restrictions and limitations imposed by the provisions of this Agreement, anything herein pertaining to the rights and obligations of a Member also govern the rights and obligations of the Member’s Transferee.

8.7 Additional Instruments. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any applicable law, rule or regulation governing the LLC’s formation and activities.

17

8.8 Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m. in the time zone where LLC then maintains its principal place of business.

8.9 Entire Agreement. This Agreement and the Articles comprise the entire agreement among the parties with respect to the subject matter hereof.

8.10 Waiver. No right or remedy under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.11 General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa (as needed in order to give the Agreement its proper intended effect). The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement. This Agreement shall be deemed to have been written and duly reviewed by each and all of the parties hereof. Each of the parties hereof has (i) been adequately represented by legal counsel or (ii) had adequate opportunity to consult with legal counsel and has affirmatively chosen to waive the right to do so.

8.12 Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Units and the rights of Transferees, this Agreement is binding on and will inure to the benefit of each party and his, her or its respective and permitted heirs, executors, successors, legal representatives and assigns.

8.13 Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania, excluding its conflicts of law provisions.

8.14 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be executed and delivered, all such other instruments, and will take all such other actions, as any party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

8.15 Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

8.16 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original as to the party signing it. Original signatures transmitted via facsimile or electronic transmission shall have the same legal effect as the exchange of original signatures.

18

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

Each Member, severally and not jointly, hereby represents and warrants to the Manager as follows with respect to such Member only:

(1) such Member is purchasing its respective Units for investment purposes only, and not with a view to re-selling such Units (and such Member acknowledges that its Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law);

(2) such Member is an “accredited investor” as that term is defined in Regulation D, promulgated under the Securities Act;

(3) such Member has had an opportunity to review this Agreement and the investment in the LLC, including the tax consequences of participating in the LLC, with independent counsel and to request and obtain materials from, and ask questions of, representatives of the Manager regarding the LLC and its assets and operations;

(4) such Member believes that the acquisition of its Units is suitable for such Member based upon Member’s investment objectives and financial needs;

(5) such Member has adequate means for providing for Member’s current and long-term financial needs, has no need for liquidity of investment with respect to its Units, is in a financial position to hold its Units for an indefinite period of time, and is able to bear the economic risk of, and can withstand, a complete loss of its investment in the LLC;

(6) such Member has such knowledge and experience in financial and business matters that Member is capable of (a) requesting, reviewing and understanding the information Member has acquired regarding the LLC and its operations, management and control and (b) evaluating the merits and risks of an investment in the LLC and the merits and risks of the acquisition of its Units;

(7) such Member has a had prior substantive business dealings with the owners and management personnel of Manager and its Affiliates;

(8) such Member has obtained, to the extent Member deems necessary, Member’s own personal professional advice with respect to the risks inherent in the acquisition of the Units and the suitability of such acquisition in view of Member’s financial condition and investment needs; and

(9) such Member understands that: (a) an investment in its Units is speculative; (b) no federal or state agency has made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Units; (c) no assurance can be given that the investment objectives of the LLC will be achieved; (d) any forecast financial information furnished to Member are based on certain assumptions regarding future events, many of which may not occur and, therefore, actual results of operations will vary from projected results and such variations may be material; and (e) there are restrictions upon the transferability of the Units contained herein and no public market for the Units is expected to develop, and, accordingly, Member may not be able to dispose of its Units when desired (even upon an emergency).

[Signature Page to Operating Agreement Follows]

19

[Signature Page to Operating Agreement]

THE UNDERSIGNED MEMBER AGREES TO THE TERMS AND PROVISIONS OF THIS OPERATING AGREEMENT.

MEMBER

By:_________________________________

Name: ______________________________

Title: _______________________________

20

EXHIBIT “A”

INITIAL MEMBERS, CONTRIBUTIONS AND

OWNERSHIP OF UNITS AS OF THE EFFECTIVE DATE

Initial Member	Initial Contribution	Initial Number of Units
Conquest Funding, Inc. a Pennsylvania corporation	$1000	100

21